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                         Independent Auditors' Consent

The Board of Directors
First Place Financial Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-50510 and 333-56474) on Form S-8 of First Place Financial Corp. of our report dated July 28, 2000, with respect to the consolidated statements of financial condition of FFY Financial Corp. and Subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the Form 8-K of First Place Financial Corp. dated March 6, 2002.

                                 /s/ KPMG LLP

Cleveland, Ohio
March 5, 2002